Exhibit 4d

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

ADJUSTED DAILY VALUES ENDORSEMENT

This endorsement is made a part of the contract to which it is attached. All of the provisions of the contract apply to this endorsement. If any provision of this endorsement conflicts with the provisions of the contract, the provisions of this endorsement will control.

DATA

MVA Rate Index	[INDEX]

Initial MVA term	[6 contract years]

Subsequent MVA term	[6 contract years]

DEFINITIONS

The following terms have meanings specific to this endorsement. Terms defined in the contract also apply to this endorsement. Defined terms are italicized throughout this endorsement.

Market value adjustment (MVA) means an adjustment to the segment crediting base of a strategy segment based estimated changes in the market value of hypothetical fixed income assets supporting your contract. The market value adjustment can be positive, negative, or zero.

MVA term means the period of time over which the market value adjustment is calculated. The initial MVA term is shown in the DATA section above. Subsequent MVA terms begin immediately upon the expiration of the previous MVA term and continue for the length of time shown in the DATA section above.

Option cost means the option value for an index segment on the segment start date.

Option value means, for any index segment, the market value of a hypothetical set of put and call options designed to replicate interest credits provided on the segment end date.

Option value adjustment (OVA) means an adjustment to the segment crediting base of an index segment based on changes in the option value for an index segment prior to the end of the segment term. The option value adjustment can be positive, negative, or zero.

ADJUSTED DAILY SEGMENT VALUE

At the end of each business day, we calculate the adjusted daily segment value for each strategy segment in which you have funds allocated. The adjusted daily segment value is calculated separately for each strategy segment.

On any given business day, the adjusted daily segment value for any index segment equals:

a)	the segment crediting base; plus
b)	any market value adjustment; plus
c)	any option value adjustment.

On any given business day, the adjusted daily segment value for the fixed account equals:

a)	the fixed account value; plus
b)	any market value adjustment.

DAILY ADJUSTMENTS

The market value adjustment and option value adjustment are each calculated independently of the other and separately for each strategy segment.

MARKET VALUE ADJUSTMENT (MVA)

The market value adjustment amount is calculated the same for each strategy segment and equals:

[Form Number]	[Page Number]

a)	the MVA base for that strategy segment; multiplied by
b)	the MVA factor.

MVA Base. Each strategy segment has its own MVA base. On any given date, the MVA base for the fixed account is the fixed account value, calculated as shown under your contract. On any given date, the MVA base for an index segment equals:

AX(1-B)

Where,

A	= the segment crediting base on the current day, calculated as shown in the applicable strategy endorsement, prior to any withdrawals

B	= the remaining option cost for the hypothetical options supporting the index segment, calculated by adjusting the option cost by the time elapsed in the segment term

MVA Factor. The MVA factor depends on changes in the market value of interest rates since the beginning of the current MVA term and the amount of time remaining in the current MVA term. The MVA factor is calculated the same for each strategy segment and equals:

[(1+A)/(1+B)](Y+T/365)-1

Where,

A =	the value of the MVA Rate Index at the beginning of the MVA term with a time to maturity equal to the MVA term
B =	the value of the MVA Rate Index on the date of the calculation with a time to maturity equal to the amount of time remaining in the MVA term
Y =	the number of full years remaining in the MVA term
T =	the number of full days remaining in the current contract year

MVA Rate Index. The MVA Rate Index we use to track changes in market interest rates is shown in the DATA section above. We use linear interpolation to determine the reference rates for times to maturity that do not exactly align with publicly observable rates. If the MVA Rate Index is discontinued or the calculation of the MVA Rate Index is substantially changed, we may substitute a comparable index or other method for tracking changes in market interest rates. Before a substitute index is used, we will notify you and any assignee of record. Any substitute index will be submitted for approval to the insurance regulatory authority of the state in which your contract is issued.

OPTION VALUE ADJUSTMENT (OVA)

The option value adjustment is calculated and applied to an index segment each business day prior to the segment end date. There is no option value adjustment on the segment end date. We will not apply an option value adjustment to the fixed account. On any day other than the segment end date, the option value adjustment amount for each index segment equals:

a)	the segment crediting base on the current day, calculated as shown in the applicable strategy endorsement, prior to any withdrawals; multiplied by
b)	the OVA factor.

OVA Factor. The OVA factor for each index segment equals:

A-B-C

Where,

A =	the option value on the current day
B =	the remaining option cost for the hypothetical options supporting the index segment, calculated by adjusting the option cost by the time elapsed in the segment term
C =	reasonably anticipated trading costs associated with selling the hypothetical options

We calculate the option value for each index segment each business day based on our option pricing formula. You may obtain the OVA factor on any business day by contacting us.

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TERMINATION

This endorsement terminates on the earliest of:

(a)	the date your contract terminates; and
(b)	the maturity date.

Graham Day]

President

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